Northwest Bancorp, MHC
301 Second Avenue
Warren, PA 16365

FOR IMMEDIATE RELEASE

CONTACT:
William J. Wagner
President & CEO
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
TEL:     (814) 726-2140
FAX:     (814) 728-7716

NORTHWEST BANCORP, MHC COMPLETES ACQUISITION OF SKIBO FINANCIAL CORP.

         (Warren, PA April 30, 2004) Northwest Bancorp, MHC (Mutual Holding Company), the parent company of Northwest Bancorp, Inc. (Nasdaq NMS: NWSB) announced today that it has completed the acquisition of Skibo Financial Corp. (Nasdaq: SKBO), First Carnegie Deposit, and Skibo Bancshares, M.H.C. In the transaction, each outstanding share of Skibo Financial Corp. common stock owned by stockholders other than Skibo Bancshares, M.H.C. was converted into the right to receive $17.00 in cash.
         As a result of the acquisition, First Carnegie Deposit will be a wholly-owned subsidiary of Northwest Bancorp, MHC. First Carnegie Deposit will continue to operate from its existing office locations in Carnegie and McKees Rocks, Allegheny County, and Washington, Washington County, Pennsylvania. The terms and conditions of the deposit and loan accounts at First Carnegie Deposit will continue unchanged.
         Walter G. Kelly, President of Skibo and First Carnegie Deposit, stated, "We are very excited about becoming a part of the Northwest group. This affiliation will allow our depositors to receive membership rights in Northwest, and our customers will have access to the wider variety of banking and financial products and services offered by Northwest."
         William J. Wagner, President and CEO of Northwest Bancorp, stated, "We are very pleased and excited about this opportunity to expand our retail network in southwestern Pennsylvania. We welcome First Carnegie Deposit's employees and customers to the Northwest group of companies and we remain committed to providing quality community banking products and services in this market."
         Northwest Bancorp, MHC completed a similar transaction with Leeds Federal Bankshares, Inc. in January 2004. Leeds operates two offices in the greater Baltimore market and holds assets of $465 million. Northwest Bancorp, MHC also owns the majority of the outstanding shares of common stock of Northwest Bancorp, Inc. Both holding companies are headquartered in Warren, Pennsylvania. Northwest Bancorp, Inc. holds assets of $5.8 million and operates 145 banking locations in Pennsylvania, New York, and Ohio through its subsidiary banking institutions, Northwest Savings Bank and Jamestown Savings Bank.
             #                         #                          #
--------------------------------------------------------------------------------
This release may contain certain forward-looking statements that are based on assumptions and information currently available to management. These forward-looking statements are subject to various risks and uncertainties including, but not limited to, economic, regulatory, competitive and other factors affecting the Company and its operations. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results may differ materially from those expressed or implied. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.